Exhibit 99.1

GENCO SHIPPING & TRADING LIMITED ANNOUNCES
FOURTH QUARTER FINANCIAL RESULTS

Value Strategy Implemented; Declares Dividend of $0.67 per share for Fourth Quarter 2021

Reports Highest Quarterly Earnings Per Share Since 2008

New York, New York, February 24, 2022 – Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S. headquartered drybulk shipowner focused on the global transportation of commodities, today reported its financial results for the three months and twelve months ended December 31, 2021.

The following financial review discusses the results for the three months and twelve months ended December 31, 2021 and December 31, 2020.

Fourth Quarter 2021 and Year-to-Date Highlights

•	Implemented its comprehensive value strategy, reducing its cash flow breakeven rate, paving the way for compelling dividends

•	Declared a $0.67 per share dividend for the fourth quarter of 2021, marking the first dividend under Genco’s comprehensive value strategy

o	Represents a ~350% increase from the last quarter’s dividend and the Company’s tenth consecutive quarterly payout

o	Payable on or about March 17, 2022 to all shareholders of record as of March 10, 2022

o	Q4 2021 dividend represents an annualized yield of 14% on Genco’s closing share price as of February 23, 2022

o	We have now declared cumulative dividends totaling $1.725 per share over the last ten quarters, or approximately 9% of the Genco’s closing share price as of February 23, 2022

•	Took delivery of the Genco Mary and the Genco Laddey, two high quality, fuel-efficient Ultramax vessels built in 2022 at Dalian Cosco KHI Ship Engineering Co. Ltd. (DACKS)

o	These two deliveries complete the acquisitions of six Ultramax vessels Genco agreed to acquire from April to July 2021

•	Repaid $203.2 million of debt during 2021, or 45% of the beginning year debt balance, meeting our year-end target of $246 million of debt outstanding, representing a net loan-to-value of 16%[1]

•	Recorded net income of $90.9 million for the fourth quarter of 2021

o	Basic and diluted earnings per share of $2.16 and $2.13, respectively

o	Adjusted net income[1] of $85.0 million or basic and diluted earnings per share of $2.02 and $1.99, respectively, which excludes a $5.8 million gain on sale of vessels

o	Represents our highest quarterly earnings per share result since 2008

•	Voyage revenues totaled $183.3 million and net revenue[2] (voyage revenues minus voyage expenses and charter hire expenses) totaled $132.7 million during Q4 2021

o	Our average daily fleet-wide time charter equivalent, or TCE[2], for Q4 2021 was $35,200, marking our highest quarterly TCE since 2008

o	For 2021, our average daily fleet-wide TCE[2] was $24,402, representing our highest annual TCE since 2010

o	We estimate our TCE to date for Q1 2022 to be $24,215 for 87% of our owned fleet available days, based on both period and current spot fixtures

•	Recorded Adjusted EBITDA of $102.2 million during Q4 2021, which is greater than our Adjusted EBITDA for all of 2020[2]

o	Genco’s 2021 Adjusted EBITDA was $252.9 million, greater than 2019 and 2020 combined and double the 2018 level

•	Maintained a strong liquidity position with $120.5 million of cash as of December 31, 2021, after $203.2 million of debt repayments as well as $108.7 million paid for vessels acquired in the year

•	Transitioned the technical management of nearly all of our vessels to our joint venture with the Synergy Group, GS Shipmanagement, with remaining vessels expected to transition in Q1 2022

John C. Wobensmith, Chief Executive Officer, commented, “2021 proved to be truly transformational for Genco, as we implemented our comprehensive value strategy, creating a unique drybulk vehicle with an attractive risk-reward profile for the benefit of shareholders. Following the announcement of this strategy in April 2021, we spent the balance of the year executing on the blueprint we laid out, focused on growth and financial deleveraging, to position Genco to pay meaningful and sustainable dividends throughout the drybulk cycle. Consistent with our disciplined capital allocation approach, we paid down $203 million of debt in 2021, or 45% of our beginning of the year balance, while taking steps to grow the fleet through the acquisition of six high quality, fuel efficient Ultramax vessels. The combination of these important efforts resulted in a substantial reduction of our cash flow breakeven rate, which we believe will benefit Genco in both the short and long term and enhance our dividend paying ability.”

Mr. Wobensmith, continued, “We are pleased to conclude 2021 with our best quarter in well over a decade, culminating in more than $100 million of EBITDA and a $0.67 per share dividend for the fourth quarter, representing our first dividend under our value strategy. Looking ahead to the first quarter of 2022, we have the majority of our available days booked at over $24,200 per day. This includes earnings generated through our opportunistic container fixtures, which have been generating premium rates above the typical drybulk backhaul route, while further insulating the Company from the softer January rate environment and providing premium positions upon redelivery. Going forward, despite a near-term seasonal decline in freight rates in early 2022, we continue to have a positive outlook on the drybulk market due to the favorable supply and demand balance underpinned by the historically low newbuilding orderbook. Genco remains well positioned to capitalize on these favorable market dynamics utilizing its best-in-class commercial operating platform together with its barbell approach to fleet composition which creates exposure to all drybulk commodities and upside potential. 2021 was a momentous year for the Company, across the board, and we look forward to continue to build on our success in 2022 and beyond.”

1 Based on estimates from VesselsValue.com and pro forma for delivery of our two Ultramax vessels delivered in January 2022.

2 We believe the non-GAAP measure presented provides investors with a means of better evaluating and understanding the Company’s operating performance. Please see Summary Consolidated Financial and Other Data below for a further reconciliation.

Comprehensive Value Strategy Implementation in 2021

Genco’s comprehensive value strategy is centered on three key pillars:
•	Paying sizeable quarterly cash dividends to shareholders
•	Low financial leverage, and
•	Opportunistically growing the Company’s asset base

We believe this strategy is a key differentiator for the Company and will drive shareholder value over the long-term creating a compelling risk-reward balance.

Drawing on one of the strongest balance sheets in the industry, Genco utilized a phased in approach to further reduce its debt, grow its fleet and refinance its credit facilities in order to lower its cash flow breakeven levels positioning the Company to pay a sizeable quarterly dividend across diverse market environments. At the same time, we also maintain significant flexibility to grow the fleet through accretive vessel acquisitions. The fourth quarter of 2021 marks the first dividend under the Company’s new corporate strategy and will be payable in March 2022.

Since announcement in April 2021, Genco has implemented this strategy through the following measures:

•	Deleveraging: paid down $203.2 million of debt during 2021, or approximately 45% of our beginning of the year debt balance
•	Refinancing: closed on a new global credit facility to increase flexibility, improve key terms and lower cash flow breakeven rates
•	Revolver: our $450 million credit facility has a substantial revolver in place with $184.8 million of availability as of December 31, 2021
•	Growth: acquired six modern, fuel efficient Ultramaxes
•	Securing revenue: opportunistically fixed various period time charterers to secure cash flows and de-risk recent acquisitions as shown in the following table:

Vessel	Type	DWT	Year Built	Rate	Duration	Min Expiration
Genco Liberty	Capesize	180,387	2016	$31,000	10-13 months	Mar-22
Baltic Bear	Capesize	177,717	2010	$32,000	10-14 months	Mar-22
Baltic Wolf	Capesize	177,752	2010	$30,250	22-28 months	Jun-23
Genco Maximus	Capesize	169,025	2009	$27,500	24-30 months	Sep-23
Genco Vigilant	Ultramax	63,498	2015	$17,750	11-13 months	Sep-22
Genco Freedom	Ultramax	63,671	2015	$23,375	20-23 months	Mar-23
Baltic Hornet	Ultramax	63,574	2014	$24,000	20-23 months	Apr-23
Baltic Wasp	Ultramax	63,389	2015	$25,500	23-25 months	Jun-23

Genco Claudius	Capesize	169,001	2010	94% of BCI	11-14 months	Jan-23
Genco Resolute	Capesize	181,060	2015	121% of BCI	11-14 months	Jan-23

Our debt outstanding as of December 31, 2021 was $246 million following voluntary debt repayments totaling $59 million in the fourth quarter of 2021. Importantly, following these repayments, we have no mandatory debt amortization payments until 2026. Regardless of this favorable mandatory amortization schedule, we plan to continue to voluntarily pay down our debt with the medium-term objective of reducing our net debt to zero and a longer-term goal of zero debt.  Specifically, as previously announced, Genco paid down an additional $8.75 million of debt during the first quarter of 2022.

Dividend policy

For the fourth quarter of 2021, Genco declared a cash dividend of $0.67 per share. This represents a ~350% increase from the $0.15 per share paid during the previous quarter and marks the first quarterly dividend under our new comprehensive value strategy.

As part of Genco’s value strategy, the Board of Directors adopted a new quarterly dividend policy for dividends payable commencing in the first quarter of 2022 in respect to the Company’s financial results for the fourth quarter of 2021.  Under the new quarterly dividend policy, the amount available for quarterly dividends is to be calculated based on the following formula, which includes the Q4 2021 dividend calculation and estimated amounts for calculation of the dividend for the first quarter of 2022:

Dividend calculation	Q4 2021 actual	Q1 2022 estimates
Net revenue	$132.70	Fixtures + market
Operating expenses	(31.79)	(31.63)
Operating cash flow	$100.92
Less: debt repayments	(59.00)	(8.75)
Less: capex for dydocking/BWTS/ESDs	(2.92)	(5.90)
Less: reserve	(10.75)	(10.75)
Cash flow distributable as dividends	$28.25	Sum of the above
Number of shares to be paid dividends	42.4	42.4
Dividend per share	$0.67
Numbers in millions except per share amounts

For purposes of the foregoing calculation, operating cash flow is defined as net revenue (consisting of voyage revenue less voyage expenses and charter hire expenses), less operating expenses (consisting of vessel operating expenses, general and administrative expenses other than non-cash restricted stock expenses, technical management fees, and interest expense other than non-cash deferred financing costs).  During the fourth quarter of 2021, we paid down $59.00 million of debt on a voluntary basis. Drydocking, ballast water treatment system and energy saving device costs related to three vessels that drydocked during the fourth quarter. Furthermore, our reserve for Q4 2021 was $10.75 million as previously announced in advance. Anticipated uses for the reserve include, but are not limited to, vessel acquisitions, debt repayments, and general corporate purposes. In order to set aside funds for these purposes, we plan to set the reserve on a quarterly basis for the subsequent quarter and is anticipated to be based on future quarterly debt repayments and interest expense. The quarterly reserve for the first quarter of 2022 is expected to be $10.75 million. The reserve was determined based on $8.75 million for voluntary debt repayments anticipated to be made in Q2 2022 as well as estimated cash interest expense on our debt and remains subject to our Board of Directors’ discretion. The quarterly debt repayment and reserve will be reassessed on a quarterly basis in advance by the Board of Directors and management. Estimated expenses, debt repayments, and capital expenditures for Q1 2022 are estimates presented for illustrative purposes.  The amounts shown will vary based on actual results. Maintaining a quarterly reserve as well as optionality for the uses of the reserve are important factors of our corporate strategy that are intended to allow Genco to retain liquidity to take advantage of a variety of market conditions.

The Board expects to reassess the payment of dividends as appropriate from time to time. The quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with law and contractual obligations and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders. Our quarterly dividend policy and declaration and payment of dividends are subject to legally available funds, compliance with applicable law and contractual obligations (including our credit facilities) and the Board of Directors’ determination that each declaration and payment is at the time in the best interests of the Company and its shareholders after its review of our financial performance.

Genco’s active commercial operating platform and fleet deployment strategy

Overall, we utilize a portfolio approach towards revenue generation through a combination of short-term, spot market employment as well as opportunistically booking longer term coverage. Our fleet deployment strategy currently remains weighted towards short-term fixtures, which provide us with optionality on our sizeable fleet. Our barbell approach towards fleet composition enables Genco to gain exposure to both the major and minor bulk commodities with a fleet whose cargoes carried align with global commodity trade flows. This approach continues to serve us well given the upside potential in major bulk rates together with the relative stability of minor bulk rates.

Based on current fixtures to date, our estimated TCE to date for the first quarter of 2022 on a load-to-discharge basis is presented below. Our estimated Q1 TCE based on current fixtures, while lower than Q4 2021, highlights our proactive approach of booking coverage ahead of the seasonally softer first quarter market. In 2021, we selectively booked period time charter coverage for approximately one to two years on four Capesize and four Ultramax vessels. We view these fixtures as part of our portfolio approach to fixture activity and prudent to take advantage of in the firm freight rate environment.

Estimated net TCE - Q1 2022 to Date
Vessel Type	Period	Spot	Fleet-wide	% Fixed
Capesize	$27,955	$23,568	$24,612	93%
Ultramax/Supramax	$21,093	$24,586	$23,947	83%
Fleet-wide	$24,301	$24,193	$24,215	87%

Given our eight vessels fixed on one to two year period time charters, we have provided a TCE breakout of the period time charters as well as the spot trading fixtures in the first quarter to date. Actual rates for the first quarter will vary based upon future fixtures.

Fleet Update

The Company took delivery of the remaining two 2022-built, high specification, fuel efficient Ultramax vessels it agreed to acquire in May 2021, namely the Genco Mary and the Genco Laddey. Both of these vessels were delivered to Genco on January 6, 2022.

As for vessel divestitures, we completed the sale of the Genco Provence on November 2, 2021, for gross proceeds of $13.25 million. With this sale, we have now divested the oldest vessel in our fleet and in the process have avoided drydocking capex costs scheduled for 2022 of approximately $0.8 million.

Financial Review: 2021 Fourth Quarter

The Company recorded net income for the fourth quarter of 2021 of $90.9 million, or $2.16 and $2.13 basic and diluted earnings per share, respectively. Comparatively, for the three months ended December 31, 2020, the Company recorded a net loss of $65.9 million, or $1.57 basic and diluted net loss per share.

The Company’s revenues increased to $183.3 million for the three months ended December 31, 2021, as compared to $95.5 million recorded for the three months ended December 31, 2020, primarily due to higher rates achieved by both our major and minor bulk vessels, as well as our third-party time chartered-in vessels. The average daily time charter equivalent, or TCE, rates obtained by the Company’s fleet was $35,200 per day for the three months ended December 31, 2021 as compared to $13,167 per day for the three months ended December 31, 2020. During the fourth quarter of 2021, the drybulk market remained firm as Capesize rates reached a peak of $86,953 on October 7, 2021. While freight rates retreated from these high levels, the earnings environment remained robust for the quarter led by strong global commodity demand together with low net fleet growth and continued fleet-wide inefficiencies. During the first quarter of 2022, the drybulk freight market seasonally declined primarily due to weather related issues in Brazil limiting cargo availability, the timing of newbuilding vessel deliveries as well as the timing of the Lunar New Year and the Beijing Olympics.

Voyage expenses were $36.6 million for the three months ended December 31, 2021 compared to $33.4 million during the prior year period. This increase was primarily due to higher bunker expenses, partially offset by the operation of fewer vessels. Vessel operating expenses increased to $22.5 million for the three months ended December 31, 2021 from $21.1 million for the three months ended December 31, 2020, due to higher crew expenses as a result of COVID-19 related expenses and disruptions. General and administrative expenses increased to $6.8 million for the fourth quarter of 2021 compared to $4.9 million for the fourth quarter of 2020, primarily due to higher personnel related expenses as well as higher legal and professional fees. Depreciation and amortization expenses decreased to $14.8 million for the three months ended December 31, 2021 from $15.5 million for the three months ended December 31, 2020, primarily due to a decrease in depreciation for certain vessels in our fleet that were impaired during 2020.

Daily vessel operating expenses, or DVOE, amounted to $5,766 per vessel per day for the fourth quarter of 2021 compared to $4,726 per vessel per day for the fourth quarter of 2020. This increase is primarily attributable to higher crew expenses as a result of COVID-19 related expenses and disruptions, which amounted to $770 per vessel per day, as well as higher lubricant-related expenses. COVID related expenses were higher than anticipated during the quarter as a result of a global escalation of cases and the timing of our crew changes. We believe daily vessel operating expenses are best measured for comparative purposes over a 12‑month period in order to take into account all of the expenses that each vessel in our fleet will incur over a full year of operation. Based on estimates provided by our technical managers, our DVOE budget for the first quarter of 2022 is $5,825 per vessel per day on a fleet-wide basis including an estimate for COVID-19 related expenses. The potential impacts of COVID-19 are beyond our control and are difficult to predict due to uncertainties surrounding the pandemic.

Apostolos Zafolias, Chief Financial Officer, commented, “During 2021, our unrelenting focus was on improving the strength of our balance sheet, taking steps to further reduce our leverage and breakeven levels and enhancing our earnings power and dividend potential. We are pleased to have achieved important objectives for the year, underpinning our value strategy, as highlighted by our closing of a new, attractive $450 million credit facility, our $203 million reduction of debt and our opportunistic vessel purchases. We enter the year with a cash flow breakeven among the lowest in the industry and significant financial flexibility including a sizeable cash position. Maintaining balance sheet strength while optimizing the risk-reward balance for our shareholders remains a priority for Genco as we continue to execute our value strategy.”

Financial Review: Twelve Months 2021

The Company recorded net income of $182.0 million or $4.33 and $4.27 basic and diluted net earnings per share for the twelve months ended December 31, 2021, respectively. This compares to a net loss of $225.6 million or $5.38 basic and diluted net loss per share for the twelve months ended December 31, 2020. Net income for the twelve months ended December 31, 2021 includes a $4.9 million gain on sale of vessels as well as a $4.4 million loss on debt extinguishment. Net loss for the twelve months ended December 31, 2020 includes $208.9 million in non-cash vessel impairment charges and a $1.9 million loss on sale of vessels.  Revenues increased to $547.1 million for the twelve months ended December 31, 2021 compared to $355.6 million for the twelve months ended December 31, 2020, primarily due to higher rates achieved by our fleet as well as our third-party time chartered-on vessels, which was partially offset by the operation of fewer vessels in our fleet. Voyage expenses decreased to $146.2 million for the twelve months ended December 31, 2021 from $157.0 million for the same period in 2020. TCE rates obtained by the Company increased to $24,402 per day for the twelve months ended December 31, 2021 from $10,221 per day for the twelve months ended December 31, 2020. Total operating expenses for the twelve months ended December 31, 2021 and 2020 were $346.0 million and $558.9 million, respectively. General and administrative expenses for the twelve months ended December 31, 2021 increased to $24.5 million as compared to $21.3 million in the same period of 2020, primarily due to higher personnel related expenses, as well as higher legal and professional fees. DVOE was $5,409 in 2021 versus $4,612 in 2020. The increase in daily vessel operating expense was predominantly due to higher crew expenses as a result of COVID-19 related expenses and disruptions. EBITDA for the twelve months ended December 31, 2021 amounted to $253.4 million compared to $(139.0) million during the prior period. During the twelve months of 2021 and 2020, EBITDA included non-cash impairment charges, gains and losses on sale of vessels as well as a loss on debt extinguishment as mentioned above. Excluding these items, our adjusted EBITDA would have amounted to $252.9 million and $71.8 million, for the respective periods.

Liquidity and Capital Resources

Cash Flow

Net cash provided by operating activities for the years ended December 31, 2021 and 2020 was $231.1 million and $36.9 million, respectively.  This increase in cash provided by operating activities was primarily due to higher rates achieved by our major and minor bulk vessels, changes in working capital, as well as a decrease in drydocking related expenditures and interest expense.

Net cash used in investing activities during the year ended December 31, 2021 was $67.6 million as compared to $37.4 million net cash provided by investing activities during the year ended

December 31, 2020.  This fluctuation was primarily due to the purchase of four Ultramax vessels which delivered during the third quarter of 2021, as well as deposits made for the two Ultramax vessels that were delivered during January 2022. Additionally, there was a decrease in the net proceeds from the sale of vessels.  These fluctuations were partially offset by a decrease in scrubber related expenses and purchase of other fixed assets during 2021 as compared to 2020.

Net cash used in financing activities during the years ended December 31, 2021 and 2020 was $222.7 million and $56.9 million, respectively.  The increase was primarily due to the refinancing of the $495 Million Credit Facility and the $133 Million Credit Facility with the $450 Million Credit Facility on August 31, 2021. During 2021, the increase in total net cash used in financing activities related to our credit facilities was $156.6 million as compared to 2020. Additionally, there was a $5.6 million increase in deferred financing costs paid in relation to the $450 Million Credit Facility during 2021. Lastly, there was a $3.6 million increase in the payment of dividends during 2021 as compared to 2020.

Capital Expenditures

We make capital expenditures from time to time in connection with vessel acquisitions. As of February 24, 2022, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,635,000 dwt and an average age of 10.0 years.

In addition to acquisitions that we may undertake, we will incur additional capital expenditures due to special surveys and drydockings. Furthermore, we plan to upgrade a portion of our fleet with energy saving devices and apply high performance paint systems to our vessels in order to reduce fuel consumption and emissions. We estimate our capital expenditures related to drydocking, including capitalized costs incurred during drydocking related to vessel assets and vessel equipment, ballast water treatment system costs, fuel efficiency upgrades and scheduled off-hire days for our fleet for 2022 to be:

	Q1 2022	Q2 2022	Q3 2022	Q4 2022
Estimated Drydock Costs (1)	$3.8 million	$10.1 million	$3.9 million	-
Estimated BWTS Costs (2)	$1.2 million	$4.6 million	$1.5 million	-
Estimated Fuel Efficiency Upgrade Costs (3)	$0.9 million	$6.1 million	$1.3 million	$0.8 million
Total Estimated Costs	$5.9 million	$20.9 million	$6.7 million	$0.8 million
Estimated Offhire Days (4)	99	234	103	-

(1) Estimates are based on our budgeted cost of drydocking our vessels in China. Actual costs will vary based on various factors, including where the drydockings are actually performed. We expect to fund these costs with cash on hand. These costs do not include drydock expense items that are reflected in vessel operating expenses.

(2) Estimated costs associated with the installation of ballast water treatment systems is expected to be funded with cash on hand.

(3) Estimated costs associated with the installation of fuel efficiency upgrades are expected to be funded with cash on hand.

 (4) Actual length will vary based on the condition of the vessel, yard schedules and other factors. The estimated offhire days per sector scheduled for Q1 2022 consists of 36 days for one Capesize, 42 days for three Ultramaxes and 21 days for one Supramax. Estimated offhire days for 2022 relate to 15 vessels drydocking during the year.

Summary Consolidated Financial and Other Data

The following table summarizes Genco Shipping & Trading Limited’s selected consolidated financial and other data for the periods indicated below.

	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
	(Dollars in thousands, except share and per share data)		(Dollars in thousands, except share and per share data)
	(unaudited)		(unaudited)
INCOME STATEMENT DATA:
Revenues:
Voyage revenues	$183,277	$95,495	$547,129	$355,560
Total revenues	183,277	95,495	547,129	355,560

Operating expenses:
Voyage expenses	36,610	33,435	146,182	156,985
Vessel operating expenses	22,467	21,088	82,089	87,420
Charter hire expenses	13,964	4,780	36,370	10,307
General and administrative expenses (inclusive of nonvested stock amortization	6,838	4,912	24,454	21,266
expense of $0.6 million, $0.5 million, $2.3 million and $2.0 million , respectively)
Technical management fees	1,213	1,645	5,612	6,961
Depreciation and amortization	14,822	15,549	56,231	65,168
Impairment of vessel assets	-	74,225	-	208,935
(Gain) loss on sale of vessels	(5,818)	1,012	(4,924)	1,855
Total operating expenses	90,096	156,646	346,014	558,897

Operating income (loss)	93,181	(61,151)	201,115	(203,337)

Other income (expense):
Other income (expense)	101	49	541	(851)
Interest income	10	79	154	1,028
Interest expense	(2,402)	(4,898)	(15,357)	(22,413)
Loss on debt extinguishment	-	-	(4,408)	-
Other expense, net	(2,291)	(4,770)	(19,070)	(22,236)

Net income (loss)	$90,890	$(65,921)	$182,045	$(225,573)

Less: Net income attributable to noncontrolling interest	38	-	38	$-

Net income (loss) attributable to Genco Shipping & Trading Limited	$90,852	$(65,921)	$182,007	$(225,573)

Net earnings (loss) per share - basic	$2.16	$(1.57)	$4.33	$(5.38)

Net earnings (loss) per share - diluted	$2.13	$(1.57)	$4.27	$(5.38)

Weighted average common shares outstanding - basic	42,102,187	41,933,926	42,060,996	41,907,597

Weighted average common shares outstanding - diluted	42,709,594	41,933,926	42,588,871	41,907,597

	December 31, 2021	December 31, 2020
BALANCE SHEET DATA (Dollars in thousands):	(unaudited)

Assets
Current assets:
Cash and cash equivalents	$114,573	$143,872
Restricted cash	5,643	35,492
Due from charterers, net	20,116	12,991
Prepaid expenses and other current assets	9,935	10,856
Inventories	24,563	21,583
Vessels held for sale	-	22,408
Total current assets	174,830	247,202

Noncurrent assets:
Vessels, net of accumulated depreciation of $253,005 and $204,201, respectively	981,141	919,114
Deposits on vessels	18,543	-
Vessels held for exchange	-	38,214
Deferred drydock, net	14,275	14,689
Fixed assets, net	7,237	6,393
Operating lease right-of-use assets	5,495	6,882
Restricted cash	315	315
Fair value of derivative instruments	1,166	-
Total noncurrent assets	1,028,172	985,607

Total assets	$1,203,002	$1,232,809

Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$29,956	$22,793
Current portion of long-term debt	-	80,642
Deferred revenue	10,081	8,421
Current operating lease liabilities	1,858	1,765
Total current liabilities	41,895	113,621

Noncurrent liabilities
Long-term operating lease liabilities	6,203	8,061
Contract liability	-	7,200
Long-term debt, net of deferred financing costs of $7,771 and $9,653, respectively	238,229	358,933
Total noncurrent liabilities	244,432	374,194

Total liabilities	286,327	487,815

Commitments and contingencies

Equity:
Common stock	419	418
Additional paid-in capital	1,702,166	1,713,406
Accumulated other comprehensive income	825	-
Accumulated deficit	(786,823)	(968,830)
Total Genco Shipping & Trading Limited shareholders’ equity	916,587	744,994
Noncontrolling interest	88	-
Total equity	916,675	744,994

Total liabilities and equity	$1,203,002	$1,232,809

	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
STATEMENT OF CASH FLOWS (Dollars in thousands):	(unaudited)

Cash flows from operating activities
Net income (loss)	$182,045	$(225,573)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	56,231	65,168
Amortization of deferred financing costs	3,536	3,903
Amortization of fair market value of time charters acquired	(4,263)	-
Right-of-use asset amortization	1,387	1,359
Amortization of nonvested stock compensation expense	2,267	2,026
Impairment of vessel assets	-	208,935
(Gain) loss on sale of vessels	(4,924)	1,855
Loss on debt extinguishment	4,408	-
Amortization of premium on derivative	197	-
Interest rate cap premium payment	(240)	-
Insurance proceeds for protection and indemnity claims	988	569
Insurance proceeds for loss of hire claims	-	78
Change in assets and liabilities:
(Increase) decrease in due from charterers	(7,125)	710
Increase in prepaid expenses and other current assets	(783)	(1,938)
(Increase) decrease in inventories	(2,980)	5,625
Increase (decrease) in accounts payable and accrued expenses	5,405	(17,355)
Increase in deferred revenue	1,660	1,794
Decrease in operating lease liabilities	(1,765)	(1,677)
Deferred drydock costs incurred	(4,925)	(8,583)
Net cash provided by operating activities	231,119	36,896

Cash flows from investing activities
Purchase of vessels and ballast water treatment systems, including deposits	(115,680)	(4,485)
Purchase of scrubbers (capitalized in Vessels)	(199)	(10,973)
Purchase of other fixed assets	(1,585)	(4,580)
Net proceeds from sale of vessels	49,473	56,993
Insurance proceeds for hull and machinery claims	418	484
Net cash (used in) provided by investing activities	(67,573)	37,439

Cash flows from financing activities
Proceeds from the $450 Million Credit Facility	350,000	-
Repayments on the $450 Million Credit Facility	(104,000)	-
Proceeds from the $133 Million Credit Facility	-	24,000
Repayments on the $133 Million Credit Facility	(114,940)	(9,160)
Proceeds from the $495 Million Credit Facility	-	11,250
Repayments on the $495 Million Credit Facility	(334,288)	(72,686)
Investment by non-controlling interest	50	-
Cash dividends paid	(13,463)	(9,847)
Payment of deferred financing costs	(6,053)	(462)
Net cash used in financing activities	(222,694)	(56,905)

Net (decrease) increase in cash, cash equivalents and restricted cash	(59,148)	17,430

Cash, cash equivalents and restricted cash at beginning of period	179,679	162,249
Cash, cash equivalents and restricted cash at end of period	$120,531	$179,679

Three Months Ended December 31, 2021
Adjusted Net Income Reconciliation	(unaudited)
Net income attributable to Genco Shipping & Trading Limited	$90,852
+ Gain on sale of vessels	(5,818)
Adjusted net income	$85,034

Adjusted net earnings per share - basic	$2.02
Adjusted net earnings per share - diluted	$1.99

Weighted average common shares outstanding - basic	42,102,187
Weighted average common shares outstanding - diluted	42,709,594

Weighted average common shares outstanding - basic as per financial statements	42,102,187
Dilutive effect of stock options	380,055
Dilutive effect of restricted stock units	227,352
Weighted average common shares outstanding - diluted as adjusted	42,709,594

		Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
		(Dollars in thousands)		(Dollars in thousands)
EBITDA Reconciliation:		(unaudited)		(unaudited)
Net income (loss) attributable to Genco Shipping & Trading Limited		$90,852	$(65,921)	$182,007	$(225,573)
+	Net interest expense	2,392	4,819	15,203	21,385
+	Depreciation and amortization	14,822	15,549	56,231	65,168
	EBITDA(1)	$108,066	$(45,553)	$253,441	$(139,020)

+	Impairment of vessel assets	-	74,225	-	208,935
+	(Gain) loss on sale of vessels	(5,818)	1,012	(4,924)	1,855
+	Loss on debt extinguishment	-	-	4,408	-
	Adjusted EBITDA	$102,248	$29,684	$252,925	$71,770

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
FLEET DATA:	(unaudited)		(unaudited)
Total number of vessels at end of period	42	47	42	47
Average number of vessels (2)	42.4	48.5	41.6	51.8
Total ownership days for fleet (3)	3,897	4,462	15,177	18,957
Total chartered-in days (4)	352	400	1,472	1,216
Total available days for fleet (5)	4,122	4,751	16,412	19,636
Total available days for owned fleet (6)	3,770	4,350	14,940	18,420
Total operating days for fleet (7)	4,060	4,637	16,165	19,204
Fleet utilization (8)	97.4%	96.8%	97.9%	97.1%

AVERAGE DAILY RESULTS:
Time charter equivalent (9)	$35,200	$13,167	$24,402	$10,221
Daily vessel operating expenses per vessel (10)	5,766	4,726	5,409	4,612

	Three Months Ended		Twelve Months Ended
	December 31, 2021	December 31, 2020	December 31, 2021	December 31, 2020
FLEET DATA:	(unaudited)		(unaudited)
Ownership days
Capesize	1,564.0	1,564.0	6,205.0	6,222.0
Panamax	-	-	-	64.8
Ultramax	1,196.0	560.0	3,716.8	2,204.0
Supramax	1,136.7	1,696.0	5,027.2	7,176.0
Handymax	-	-	-	-
Handysize	-	642.0	227.5	3,290.0
Total	3,896.7	4,462.0	15,176.5	18,956.8

Chartered-in days
Capesize	-	-	-	-
Panamax	-	-	-	-
Ultramax	62.6	182.4	450.1	557.1
Supramax	247.6	203.7	979.9	567.2
Handymax	-	-	-	14.5
Handysize	42.2	14.3	42.2	77.4
Total	352.4	400.4	1,472.2	1,216.2

Available days (owned & chartered-in fleet)
Capesize	1,535.2	1,547.7	6,118.6	6,158.2
Panamax	-	-	-	64.4
Ultramax	1,194.5	718.2	4,079.2	2,657.5
Supramax	1,350.4	1,865.6	5,944.9	7,443.1
Handymax	-	-	-	14.5
Handysize	42.2	619.2	269.8	3,298.2
Total	4,122.3	4,750.7	16,412.5	19,635.9

Available days (owned fleet)
Capesize	1,535.2	1,547.7	6,118.6	6,158.2
Panamax	-	-	-	64.4
Ultramax	1,131.9	535.8	3,629.1	2,100.4
Supramax	1,102.8	1,661.9	4,965.0	6,875.9
Handymax	-	-	-	-
Handysize	-	604.9	227.6	3,220.8
Total	3,769.9	4,350.3	14,940.3	18,419.7

Operating days
Capesize	1,530.9	1,521.6	6,080.1	6,093.0
Panamax	-	-	-	60.1
Ultramax	1,163.4	712.9	4,015.2	2,642.8
Supramax	1,323.4	1,824.1	5,835.7	7,338.1
Handymax	-	-	-	14.5
Handysize	42.2	578.3	233.5	3,055.9
Total	4,060.1	4,636.9	16,164.5	19,204.4

Fleet utilization
Capesize	97.9%	97.3%	98.8%	98.2%
Panamax	-	-	-	92.7%
Ultramax	96.6%	98.8%	97.6%	99.3%
Supramax	97.5%	96.8%	97.6%	97.6%
Handymax	-	-	-	100.0%
Handysize	100%	93.2%	86.6%	92.2%
Fleet average	97.4%	96.8%	97.9%	97.1%

Average Daily Results:
Time Charter Equivalent
Capesize	$40,620	$17,460	$27,293	$14,977
Panamax	-	-	-	4,948
Ultramax	30,581	14,089	22,169	10,320
Supramax	32,455	10,514	23,235	7,957
Handymax	-	-	-	-
Handysize	-	8,822	8,116	5,987
Fleet average	35,200	13,167	24,402	10,221

Daily vessel operating expenses
Capesize	$5,519	$5,232	$5,572	$5,106
Panamax	-	-	-	3,290
Ultramax	4,783	4,247	5,062	4,606
Supramax	7,091	4,648	5,443	4,456
Handymax	-	-	-	-
Handysize	-	4,105	5,856	3,994
Fleet average	5,766	4,726	5,409	4,612

1)
EBITDA represents net income (loss) attributable to Genco Shipping & Trading Limited plus net interest expense, taxes, and depreciation and amortization. EBITDA is included because it is used by management and certain investors as a measure of operating performance. EBITDA is used by analysts in the shipping industry as a common performance measure to compare results across peers. Our management uses EBITDA as a performance measure in consolidating internal financial statements and it is presented for review at our board meetings. We believe that EBITDA is useful to investors as the shipping industry is capital intensive which often results in significant depreciation and cost of financing. EBITDA presents investors with a measure in addition to net income to evaluate our performance prior to these costs. EBITDA is not an item recognized by U.S. GAAP (i.e. non-GAAP measure) and should not be considered as an alternative to net income, operating income or any other indicator of a company’s operating performance required by U.S. GAAP. EBITDA is not a measure of liquidity or cash flows as shown in our consolidated statement of cash flows. The definition of EBITDA used here may not be comparable to that used by other companies.

2)
Average number of vessels is the number of vessels that constituted our fleet for the relevant period, as measured by the sum of the number of days each vessel was part of our fleet during the period divided by the number of calendar days in that period.

3)
We define ownership days as the aggregate number of days in a period during which each vessel in our fleet has been owned by us. Ownership days are an indicator of the size of our fleet over a period and affect both the amount of revenues and the amount of expenses that we record during a period.

4)	We define chartered-in days as the aggregate number of days in a period during which we chartered-in third-party vessels.
5)
We define available days as the number of our ownership days and chartered-in days less the aggregate number of days that our vessels are off-hire due to familiarization upon acquisition, repairs or repairs under guarantee, vessel upgrades or special surveys.  Companies in the shipping industry generally use available days to measure the number of days in a period during which vessels should be capable of generating revenues.

6)	We define available days for the owned fleet as available days less chartered-in days.
7)
We define operating days as the number of our total available days in a period less the aggregate number of days that the vessels are off-hire due to unforeseen circumstances. The shipping industry uses operating days to measure the aggregate number of days in a period during which vessels actually generate revenues.

8)	We calculate fleet utilization as the number of our operating days during a period divided by the number of ownership days plus chartered-in days less drydocking days.
9)
We define TCE rates as our voyage revenues less voyage expenses and charter hire expenses, divided by the number of the available days of our owned fleet during the period. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charterhire rates for vessels on voyage charters are generally not expressed in per-day amounts while charterhire rates for vessels on time charters generally are expressed in such amounts. Our estimated TCE for the first quarter of 2022 is based on fixtures booked to date. Actual results may vary based on the actual duration of voyages and other factors. Accordingly, we are unable to provide, without unreasonable efforts, a reconciliation of estimated TCE for the first quarter to the most comparable financial measures presented in accordance with GAAP.

10)
We define daily vessel operating expenses to include crew wages and related costs, the cost of insurance expenses relating to repairs and maintenance (excluding drydocking), the costs of spares and consumable stores, tonnage taxes and other miscellaneous expenses. Daily vessel operating expenses are calculated by dividing vessel operating expenses by ownership days for the relevant period.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We provide a full-service logistics solution to our customers utilizing our in-house commercial operating platform, as we transport key cargoes such as iron ore, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Capesize (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk) enabling us to carry a wide range of cargoes. We make capital expenditures from time to time in connection with vessel acquisitions. As of February 24,, 2022, Genco Shipping & Trading Limited’s fleet consists of 17 Capesize, 15 Ultramax and 12 Supramax vessels with an aggregate capacity of approximately 4,635,000 dwt and an average age of 10.0 years.

The following table reflects Genco’s fleet list as of February 24, 2022:

Vessel		DWT	Year Built
Capesize
1	Genco Resolute	181,060	2015
2	Genco Endeavour	181,060	2015
3	Genco Liberty	180,387	2016
4	Genco Defender	180,377	2016
5	Genco Constantine	180,183	2008
6	Genco Augustus	180,151	2007
7	Baltic Lion	179,185	2012
8	Genco Tiger	179,185	2011
9	Genco London	177,833	2007
10	Baltic Wolf	177,752	2010
11	Genco Titus	177,729	2007
12	Baltic Bear	177,717	2010
13	Genco Tiberius	175,874	2007
14	Genco Commodus	169,098	2009
15	Genco Hadrian	169,025	2008
16	Genco Maximus	169,025	2009
17	Genco Claudius	169,001	2010
Ultramax
1	Genco Freedom	63,671	2015
2	Baltic Hornet	63,574	2014
3	Genco Vigilant	63,498	2015
4	Genco Enterprise	63,473	2016
5	Baltic Mantis	63,470	2015
6	Baltic Scorpion	63,462	2015
7	Genco Magic	63,446	2014
8	Baltic Wasp	63,389	2015
9	Genco Constellation	63,310	2017
10	Genco Mayflower	63,304	2017
11	Genco Madeleine	63,166	2014
12	Genco Weatherly	61,556	2014
13	Genco Mary	61,085	2022
14	Genco Laddey	61,085	2022
15	Genco Columbia	60,294	2016

Supramax
1	Genco Hunter	58,729	2007
2	Genco Auvergne	58,020	2009
3	Genco Rhone	58,018	2011
4	Genco Ardennes	58,018	2009
5	Genco Brittany	58,018	2010
6	Genco Languedoc	58,018	2010
7	Genco Pyrenees	58,018	2010
8	Genco Bourgogne	58,018	2010
9	Genco Aquitaine	57,981	2009
10	Genco Warrior	55,435	2005
11	Genco Predator	55,407	2005
12	Genco Picardy	55,257	2005

Conference Call Announcement

Genco Shipping & Trading Limited will hold a conference call on Thursday, February 24, 2022 at 8:30 a.m. Eastern Time to discuss its 2021 fourth quarter financial results. The conference call and a presentation will be simultaneously webcast and will be available on the Company’s website, www.GencoShipping.com. To access the conference call, dial (646) 828-8193 or (888) 220-8451 and enter passcode 9610869. A replay of the conference call can also be accessed for two weeks by dialing (888) 203-1112 or (719) 457-0820 and entering the passcode 9610869. The Company intends to place additional materials related to the earnings announcement, including a slide presentation, on its website prior to the conference call.

Website Information

We intend to use our website, www.GencoShipping.com, as a means of disclosing material non-public information and for complying with our disclosure obligations under Regulation FD. Such disclosures will be included in our website’s Investor Relations section. Accordingly, investors should monitor the Investor Relations portion of our website, in addition to following our press releases, SEC filings, public conference calls, and webcasts. To subscribe to our e-mail alert service, please click the “Receive E-mail Alerts” link in the Investor Relations section of our website and submit your email address.  The information contained in, or that may be accessed through, our website is not incorporated by reference into or a part of this document or any other report or document we file with or furnish to the SEC, and any references to our website are intended to be inactive textual references only.

   “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance.  These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this report are the following: (i) declines or sustained weakness in demand in the drybulk shipping industry; (ii)  weakness or declines in drybulk shipping rates; (iii) changes in the supply of or demand for drybulk products, generally or in particular regions; (iv) changes in the supply of drybulk carriers including newbuilding of vessels or lower than anticipated scrapping of older vessels; (v) changes in rules and regulations applicable to the cargo industry, including, without limitation, legislation adopted by international organizations or by individual countries and actions taken by regulatory authorities; (vi) increases in costs and expenses including but not limited to: crew wages, insurance, provisions, lube oil, bunkers, repairs, maintenance, general and administrative expenses, and management fee expenses; (vii) whether our insurance arrangements are adequate; (viii) changes in general domestic and international political conditions; (ix) acts of war, terrorism, or piracy; (x) changes in the condition of the Company’s vessels or applicable maintenance or regulatory standards (which may affect, among other things, our anticipated drydocking or maintenance and repair costs) and unanticipated drydock expenditures; (xi) the company’s acquisition or disposition of vessels; (xii) the amount of offhire time needed to complete maintenance, repairs, and installation of equipment to comply with applicable regulations on vessels and the timing and amount of any reimbursement by our insurance carriers for insurance claims, including offhire days; (xiii) the completion of definitive documentation with respect to charters; (xiv) charterers’ compliance with the terms of their charters in the current market environment; (xv) the extent to which our operating results are affected by weakness in market conditions and freight and charter rates; (xvi) our ability to maintain contracts that are critical to our operation, to obtain and maintain acceptable terms with our vendors, customers and service providers and to retain key executives, managers and employees; (xvii) completion of documentation for vessel transactions and the performance of the terms thereof by buyers or sellers of vessels and us; (xviii) the relative cost and availability of low sulfur and high sulfur fuel, worldwide compliance with sulfur emissions regulations that took effect on January 1, 2020 and our ability to realize the economic benefits or recover the cost of the scrubbers we have installed.; (xix) our financial results for the year ending December 31, 2021 and other factors relating to determination of the tax treatment of dividends we have declared; (xx) the financial results we achieve for each quarter that apply to the formula under our new dividend policy, including without limitation the actual amounts earned by our vessels and the amounts of various expenses we incur, as a significant decrease in such earnings or a significant increase in such expenses may affect our ability to carry out our new value strategy; (xxi) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; (xxii) the duration and impact of the COVID-19 novel coronavirus epidemic, which may negatively affect general global and regional economic conditions; our ability to charter our vessels at all and the rates at which are able to do so; our ability to call on or depart from ports on a timely basis or at all; our ability to crew, maintain, and repair our vessels, including without limitation the impact diversion of our vessels to perform crew rotations may have on our revenues, expenses, and ability to consummate vessel sales, expense and disruption to our operations that may arise from the inability to rotate crews on schedule, and delay and added expense we may incur in rotating crews in the current environment; our ability to staff and maintain our headquarters and administrative operations; sources of cash and liquidity; our ability to sell vessels in the secondary market, including without limitation the compliance of purchasers and us with the terms of vessel sale contracts, and the prices at which vessels are sold; and other factors relevant to our business described from time to time in our filings with the Securities and Exchange Commission; and (xxiv) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2020 and subsequent reports on Form 8-K and Form 10-Q. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves.  As a result, the amount of dividends actually paid may vary.  We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Apostolos Zafolias
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550